March 15, 1994


Ms. Jacqueline Dout
33 Fox Trail
Lincolnshire, Illinois 60069

Dear Jackie:

      This letter is to confirm my offer to join Champion and the major terms of employment.

1) The position is Executive Vice President and Chief Executive Officer of Champion Enterprises, Inc. based in Auburn Hills, Michigan. As such, you will be elected by the Board as an Officer of Champion Enterprises, Inc. You will report directly to me as President and CEO of Champion Enterprises, Inc.

2)    The beginning base salary is $200,000 annually, paid monthly.

3) The annual incentive plan for the fiscally year 1994 ending December 31, 1994, as approved by the Board is enclosed. Based upon the two criteria, your incentive potential is between 50% and 100% of your base compensation. Further, even though you will be with us for less than the full fiscal year, you will qualify for a minimum annual incentive of $75,000.

4) The equity program will be defined as separate agreements effect on your date of employment to cover 105,000 shares of Champion Enterprises stock over five years based on the following:

      A. 15,000 shares at 40% of market price on the date of acceptance to be purchased within 60 days of employment. You will have tax consequences for the difference between purchase and market price. Once you exercise this portion, you will be eligible for the following:

      B. 15,000 shares at 40% of market price on the date of acceptance (whichever is lower) exercisable either during the first 60 days or after 12 months up to ten years.

      C. 75,000 shares at market value on the date of acceptance to be vested and exercisable in equal pro rata proportions (15,000) over five years at the 1st, 2nd, 3rd, 4th and 5th anniversary date.

         As part of the option agreements referred to in B or C, there will be a "change of control" provision that immediately vests the outstanding unvested options.

5. You will be eligible for the company's normal medical (contributing), life insurance (twice annual base salary) and long-term disability (60% of monthly base) benefits. There is no defined benefits retirement program, but we do have a 401(k) profit sharing and saving program. These benefits and the offer are contingent upon you passing the standard pre-employment physical and drug test.

6. You will be eligible for a country club initiation and dues after six months of employment. You may be personally liable for the tax consequences of the initial fee, depending upon business usage. You are immediately eligible for annual physicals and legal and financial assistance. We do not provide company cars.

7. You will be entitled to four weeks vacation (20 days) for each 12 month period. We do not pay cash in lieu of vacations.

8. In order to expedite and assist your family's move from Illinois to Michigan within 120 days of employment, the company will:

      A. Employ a relocation management firm to market and sell your Illinois home. If required, they will purchase your home if not sold in 90 days. In either case, normal real estate fees for selling your Illinois home will be paid.

      B. Pay for normal closing costs for purchasing your home in Michigan.

      C. Pay for the physical moving of all household goods from Illinois to Michigan.

      D. Pay for temporary housing and transportation expenses during the "converting" period up to four months.

9.    During the first two years of employment, the following will apply:

      A. If the company separates you for any reason (other than gross malfeasance or legal reasons), the company will provide up to 18 months base salary and benefits. This will be reduced from 18 months, if less than 18 months remain of the 24 month period.

      B. If you resign from the company within the first 12 months, you will compensate the company $100,000 for expenses incurred.

10. The company will provide a contract providing 18 months base salary and prorated bonus at "par" as severance if both: there is a change of control or CEO; and if either the new company or CEO terminate your services.

      This offer is effective until march 21, 1994 and assures you will join the company no later than April 18, 1994. IN addition, this offer is contingent upon proper reference checks, which we have withheld, to this point, at your request. If these terms are acceptable, please sign below and return one copy to me.

      I look forward to you joining Champion, for I am sure you will find it personally and professionally rewarding while facing the exciting challenges and opportunities.

                               Sincerely,

                               /S/ WALTER R. YOUNG, JR.

                               Walter R. Young, Jr.
\bj


By:

/S/ A. JACQUELINE DOUT
A. Jacqueline Dout

March 15, 1994
Date










            Executive Vice President and Chief Financial Officer,
                         Champion Enterprises, Inc.
                       1994 Fiscal Year Incentive Plan

Eligibility
      Must hold position at fiscal year end 1994 (Dec. 31 1994)

The Plan
The CFO will be paid annually based upon the attainment of the following two categories:

     Measure
     Net Income     Attainment Level    Incentive (% of Base Pay)
     Minimum        $13,500,000                    35%
     Par             16,800,000                    53%
     Maximum         19,800,000+                   70%

     Other Individual Objectives
                    Good                           15%
                    Better                         22%
                    Best                           30%

     Each of the two categories are mutually exclusive in incentive attainment. Within each of the two categories, the incentive payout will increase between the attainment levels listed, but not as much as the next attainment level incentive. The maximum incentive level is 100% of base salary.

Definition and Rules
-Payment will be made after audited year-end results are finalized. -Payments from this plan are not eligible for benefit calculations. -This Plan supersedes all other previous plans.

Definitions:
Base Pay: Annualized base pay as of December 31, 1994.

Net Income: Annual, audited and publicly reported. Net income adjusted only for excluding extraordinary gains or losses incurred on the sale of assets.

All attainment measures are based on current operations as of December, 1993. Any acquisition or divestitures during the year may require appropriate modifications to these attainment measures.